EXHIBIT 99.1

Quanex Building Products Corporation Acquires Assets of Atrium's Greenville, TX Vinyl Extrusion Facility

HOUSTON, Dec. 31, 2013 (GLOBE NEWSWIRE) -- Quanex Building Products Corporation (NYSE:NX), a leading manufacturer of fenestration products for the global window and door industry, today announced it has acquired the assets of Atrium Windows and Doors, Inc.'s Greenville, Texas facility. The assets purchased include six vinyl extrusion lines, with the ability for additional expansion.

"I'm pleased to welcome the team in Greenville into the Quanex family," said Bill Griffiths, Quanex chairman, president and chief executive officer. "This acquisition is a step forward in our previously articulated strategy of acquiring vertically integrated customer assets. Additionally, it allows us to expand our product portfolio serving the new construction market and its strategic location increases our manufacturing presence in the southern U.S., allowing us to better serve our window and door customers."

Atrium will continue to self-extrude vinyl in its Welcome, North Carolina and St. Thomas, Ontario, Canada (North Star) locations. Atrium will also continue to self-extrude aluminum in its Wylie, Texas location. Furthermore, Atrium has entered in to a long-term supply agreement with Quanex for continued supply of their proprietary vinyl extrusion designs from the Greenville, Texas facility.

Quanex Building Products Corporation is a leading manufacturer of fenestration products, for the global window and door industry, that delivers shareholder value through a combination of organic growth and strategic acquisitions. The Company is listed on the NYSE under the symbol NX. For further information, visit the Company's website at www.quanex.com.

Atrium Windows and Doors, Inc. has offered the highest quality window and door products to builders, contractors, and the residential construction industry for more than 50 years. Dedicated to meeting the needs of its customers, the Atrium family of brands provides a versatile range of window and patio door products, including vinyl and aluminum models, as well as replacement and new construction product lines. For more information, visit Atrium's website at http://www.atrium.com.

Statements that use the words "estimated," "expect," "could," "should," "believe," "will," "might," or similar words reflecting future expectations or beliefs are forward-looking statements. The forward-looking statements include, but are not limited to, future operating results of Quanex, the financial condition of Quanex, future uses of cash and other expenditures, expenses and tax rates, expectations relating to the company's ERP project, expectations relating to the company's industry, and the company's future growth. The statements in this release are based on current expectations. Actual results or events may differ materially from this release. Factors that could impact future results may include, without limitation, the effect of both domestic and global economic conditions, the impact of competitive products and pricing, the availability and cost of raw materials, and customer demand. For a more complete discussion of factors that may affect the company's future performance, please refer to the company's Form 10-K filing on December 18, 2013, under the Securities Exchange Act of 1934 ("Exchange Act"), in particular the section titled, "Private Securities Litigation Reform Act" contained therein.

CONTACT: Financial Contact:
         Marty Ketelaar, 713-877-5402;
         Media Contact: Valerie Calvert, 713-877-5305
         For additional information, please visit www.quanex.com